Exhibit 99.12

Pazoo, Inc. Set to Release First Pet Max Product: OxyMax H20

CEDAR KNOLLS, N.J., Jan. 15, 2013 /PRNewswire/ -- Pazoo, Inc. (OTCBB Symbol: PZOO (German WKN#: A1J3DK)) is pleased to announce that its Pet Max line of products for pets is set to be released ahead of schedule.  The first Pet Max product, the OxyMax H20, will be distributed to the largest private pet store chain in New England, Pet Life Stores, within the next 45 days. Pazoo expects to announce the release of 3 to 4 additional products from the Pet Max line by the second quarter of 2013.

OxyMax H20 is a physician formulated liquid containing oxygen that is easily dispensed through an eye dropper.  The liquid is mixed with an animal's everyday water and increases its energy by increasing the levels of oxygen in its blood.  OxyMax H20 also helps clean an animal's gums and teeth.  OxyMax H20 is safe for everyday use and has no known side effects.  Please see the product picture below as well as the label and ingredients.

(Logo: http://photos.prnewswire.com/prnh/20130115/NE42310 )

President of Pet Life, Pete Risano, said, "Here at Pet Life we are both honored and excited to be the first chain of stores to receive the Pet Max - OxyMax H2O and are looking forward to a long partnership with Pet Max."

CEO of Pazoo, Inc., David Cunic, said, "We are very excited about the release of OxyMax H20.  After the last several road shows and radio interviews, the buzz and the inquiries about our Pet Max line of products has been extremely positive.  We expect the OxyMax H20 product to be the start of many more successful products to come.  Here at Pazoo, we are all looking forward to getting the PetMax line in stores throughout the nation."

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

About Pazoo, Inc.:
For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email:  INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Released January 15, 2013